Exhibit 10.7

AMENDED AND RESTATED MANAGEMENT AGREEMENT

THIS AMENDED AND RESTATED MANAGEMENT AGREEMENT (this “Agreement”) is dated as of October [__], 2020 and is among Mavenir, Inc., a Delaware corporation (the “Company”), Sierra Private Investments L.P., a Cayman Islands exempted limited partnership (“Investments”), and Siris Capital Group, LLC, a Delaware limited liability company (“Siris”).

A. The parties hereto entered into this management agreement (the “Original Agreement”) on August 19, 2016 (the “Original Agreement Date”). The parties desire to amend and restate the Original Agreement in its entirety on the terms of this Agreement.

B. Siris has expertise in the areas of finance, strategy, investment, acquisitions and various other matters relevant to leveraged acquisitions of, investments in and management and operation of companies such as the Company.

C. Siris provides the benefits of its knowledge, skill, expertise, advice and assistance to Mavenir Private Holdings II Ltd. and its direct and indirect subsidiaries (the “Company Group”).

NOW THEREFORE, in consideration of the mutual covenants contained herein, the parties hereto, intending to be legally bound, hereby agree as follows:

1. Engagement. The Company and Investments hereby engage Siris, on a non-exclusive basis, as a consultant to provide Services (as defined below) to the Company Group on the terms and subject to the conditions set forth below.

2. Services.

a) In connection with the Company Group’s consideration of the Merger, Siris has provided valuable Services to and on behalf of the Company Group on or prior to the date hereof. In addition, during the Term (as defined below), Siris may further assist, advise and consult with the board of directors (or equivalent) and management of the Company Group in such manner and on such operational, business, managerial, financial and strategic matters, and provide such other consulting and advisory services (collectively, the “Services”), in each case as may be reasonably requested from time to time by any of them for the benefit of the Company Group and agreed to by Siris, which may include any of the following:

i. helping to develop and implement operational and financial plans and budgets;

ii. helping to structure and implement equity participation plans, employee benefit plans and other incentive arrangements;

iii. preparing, reviewing or assisting in the preparation or review of overview materials;

iv. assisting in selection and engagement of, and negotiation with, third party advisors (including financial advisors, outside counsel, accountants and consultants);

v. organizing and analyzing historical and ongoing financial statements;

vi. preparing or assisting in the preparation of quality of earnings analyses, including management add-backs, for purposes of financial presentations;

vii. providing advice regarding financing alternatives;

viii. evaluating operations and financial performance of potential acquisition targets;

ix. helping to create, review or organize diligence materials for potential strategic transactions;

x. assisting with the analysis and operational aspects of strategic transactions; and

xi. serving on the board of directors (or equivalent) of one or more members of the Company Group.

b) Siris shall devote such time and efforts to the performance of the Services contemplated hereby as it deems reasonably necessary or appropriate; provided, however, that Siris shall not be required to devote a minimum number of hours to performing the Services on a weekly, monthly, annual or any other basis. The Company acknowledges that Siris’ services are not exclusive to the Company Group and that Siris may render similar services to other Persons (as defined below), including Persons that compete with the business of the Company Group. In providing Services to the Company Group, Siris will act as an independent contractor and it is expressly understood and agreed that this Agreement is not intended to create, and does not create, any partnership, agency, joint venture or similar relationship and that this Agreement does not provide any party with the right or ability to contract for or on behalf of any other party or to effect any transaction for the account of any other party.

c) Except as expressly set forth in this Agreement, Siris will have no obligation to provide any other services to the Company Group absent an agreement between Siris and any member of the Company Group with respect to the scope of such other services and the payment to be made to Siris for providing such other services.

3. Fees.

a) The parties acknowledge that, in the ordinary course, in consideration for Services provided by Siris on or before the date hereof, the Company would pay, or cause to be paid, to Siris (or its designee), at or promptly following the closing of the Transaction, a consulting fee in an agreed-upon amount. That consulting fee has been waived.

b) The parties acknowledge that, in the ordinary course, in consideration for Services provided by Siris from and after the date hereof, the Company would pay, or cause to be paid, to Siris (or its designee), in advance, an annual monitoring fee in an agreed-upon amount. That annual monitoring fee has been waived.

c) In the event any member of the Company Group contemplates or consummates a significant transaction after the date hereof, in consideration for Services provided by Siris in connection therewith, the Company will pay, or cause to be paid, to Siris (or its designee) a reasonable and customary consulting fee in an amount to be agreed upon by Siris and the board of directors of the Company (or its designee) based on such relevant factors as they may choose to consider, including the nature of the Services to be provided by Siris, the complexity of the contemplated transaction, and the time and resources to be spent by Siris in connection therewith; provided, however, that any such fee must be approved in accordance with Section 3.4(a) of the Amended and Restated Exempted Limited Partnership Agreement of Investments by the Requisite Partners (as defined therein).

d) Any and all fees payable pursuant to this Section 3 shall be paid free and clear of any withholding taxes and value added taxes. In the event that any such taxes apply, the Company will pay, or cause to be paid, an additional amount to Siris such that, after taking into account such taxes on such additional amount, Siris will receive an amount equal to the amount it would have received had no such taxes been imposed.

e) To the extent that the Company cannot pay, or cause to be paid, any amount payable hereunder for any reason, including pursuant to applicable law or the terms of any agreement or indenture governing any indebtedness of the Company Group, such payment will be deferred until the earlier of (i) the first day on which the Company is permitted and otherwise able to make such payment, or cause such payment to be made, and (ii) total or partial liquidation, dissolution or winding up of the Company. Any such payment deferred pursuant to this Section 3(e) will bear interest at a rate of 1.5% per month (or, if less, the maximum amount permitted under applicable law), calculated based on the actual number of days elapsed from the date such payment was otherwise due through the date such payment was made.

4. Term; Termination.

a) This Agreement shall continue in full force and effect from the date of this Agreement until the earliest to occur of (i) the consummation of an initial public offering of the equity securities of any member of the Company Group or any of their respective successors and (ii) the consummation of a change of control of, or sale of all or substantially all of the assets of, the Company Group or its successors, taken as a whole (the “Term”); provided, however, that Siris may cause this Agreement to terminate at any time upon ten business days’ prior written notice to the Company. The date on which any termination under this Section 4(a) is effective is referred to herein as the “Termination Date.”

b) Section 3(e) and Sections 4 through 16 of this Agreement shall survive any termination of this Agreement with respect to matters occurring before, on or after the date of such termination. The occurrence of the Termination Date will not affect the obligations of the Company to pay, or cause to be paid, any amounts accrued but not yet paid as of such date.

5. Out-of-Pocket Expenses; Indemnification.

a) Out-of-Pocket Expenses. In addition to the payment of any fees under Section 3, the Company shall pay, or cause to be paid, on demand all Out-of-Pocket Expenses. For the purposes of this Agreement, the term “Out-of-Pocket Expenses” shall mean the reasonable and documented out-of-pocket fees, costs and expenses incurred by Siris or any of its Affiliates (as defined below), as the case may be, in connection with any services provided to the Company Group, including, without limitation, (i) reasonable payments and disbursements of any independent professionals and organizations, including independent accountants, outside legal counsel, consultants and advisors (including financial advisors), (ii) costs of any outside services or independent contractors such as financial printers, couriers, business publications, word processing, on-line financial services and similar services, (iii) research and research-related expenses and (iv) transportation (including, without limitation, all air travel), hotel and other per diem costs, and any other similar expenses.

b) Indemnity and Liability. Each member of the Company Group, on a joint and several basis, shall indemnify, exonerate and hold each of Siris and its Affiliates and their respective partners, stockholders, members, directors, officers, fiduciaries, managers, controlling Persons, employees, consultants, advisors, agents and representatives and each of the partners, stockholders, members, Affiliates, directors, officers, fiduciaries, managers, controlling Persons, employees, consultants, advisors, agents and representatives of each of the foregoing (collectively, the “Indemnitees”) who is or was a party or is threatened to be made a party to or is otherwise involved in any respect in any and all actual or threatened actions, causes of action, suits, arbitrations, proceedings, investigations and claims (in each case, whether civil, criminal, regulatory, self-regulatory, administrative or investigative) (collectively, “Claims”) free and harmless from any and all liabilities, losses, damages, judgments, fines, amounts paid in settlement, fees, costs and expenses (including attorneys’ fees and other Out-of-Pocket Expenses) incurred by the Indemnitees or any of them before, on or after the Original Agreement Date (collectively, the “Indemnified Liabilities”), as a result of, arising out of any Claim that itself arises out of, or in any way relating to this Agreement, an Indemnitee’s investment in or ownership of any member of the Company Group, or any operations of or advice or services provided (or not provided) by Siris to or on behalf of or for the benefit of any or all of the Company Group or any of their respective Affiliates from time to time (including, but not limited to, any indemnification obligations under this Agreement assumed or incurred by any Indemnitee on behalf of any member of the Company Group, any of their respective Affiliates or any of the respective partners, stockholders, members, directors, officers, fiduciaries, managers, controlling Persons, employees, consultants, advisors, agents or representatives of the foregoing); provided, that the foregoing indemnification rights shall not be available to an Indemnitee (i) to the extent that any such Indemnified Liabilities have been determined by a final and binding non-

appealable determination of a court of competent jurisdiction to have arisen on account of such Indemnitee’s fraud, gross negligence or willful misconduct or (ii) where such indemnification is not permitted in accordance with applicable law. If and to the extent that the foregoing undertaking may be unavailable or unenforceable for any reason, each member of the Company Group shall, and the Company hereby agrees to cause the other members of the Company Group to, make the maximum contribution to the payment and satisfaction of each of the Indemnified Liabilities to the extent permissible under applicable law.

c) Each Indemnitee will have the right, upon demand, to prompt payment, advancement or reimbursement by the Company Group in respect of any Indemnified Liabilities for which it may be entitled to indemnification or contribution hereunder; provided that each Indemnitee shall repay any such paid, advanced or reimbursed amounts that such Indemnitee shall have been determined by a final and binding non-appealable determination of a court of competent jurisdiction to be ineligible to receive in accordance with the proviso to the penultimate sentence of Section 5(b).

d) The rights of any Indemnitee to indemnification hereunder will be in addition to any other rights any such Person may have under any other agreement or instrument to which such Indemnitee is or becomes a party or is otherwise a beneficiary or under any applicable law. To the maximum extent permitted by law, none of the Indemnitees will in any event be liable to the Company Group or any of their respective Affiliates (i) with respect to any act, alleged act, omission or alleged omission pursuant to this Agreement or (ii) for any amount that, together with all amounts paid by any of the Indemnitees hereunder, is in excess of the fees received by Siris hereunder.

e) Each member of the Company Group hereby acknowledges that the Indemnitees may have certain rights to indemnification, contribution, payment, advancement or reimbursement of expenses, or insurance provided by Siris and certain of its Affiliates (collectively, the “Fund Indemnitors”). Each member of the Company Group hereby agrees (i) that it is the indemnitor of first resort with respect to matters that are the subject of indemnification, contribution or payment, reimbursement or advancement of expenses under this Section 5 (it being agreed that the Company’s obligations to the Indemnitees are primary, the obligations of each member of the Company Group that is a direct or indirect parent entity of the Company are secondary, and any obligation of the Fund Indemnitors to pay, advance or reimburse Indemnified Liabilities or to provide indemnification, contribution or insurance for the same Indemnified Liabilities are tertiary), (ii) that it shall be required to pay, advance or reimburse the full amount of Indemnified Liabilities incurred by the Indemnitees and shall be liable for the full amount of all Indemnified Liabilities to the extent legally permitted and as required by this Agreement (or any agreement between any member of the Company Group and the Indemnitee), without regard to any rights the Indemnitee may have against the Fund Indemnitors, and (iii) that it irrevocably waives, relinquishes and releases the Fund Indemnitors from any and all claims against the Fund Indemnitors for contribution, subrogation or any other recovery of any kind in respect thereof. Each member of the Company Group further agrees that no payment, advancement or reimbursement by the Fund Indemnitors on behalf of an Indemnitee with respect to any Claim for which the Indemnitee has sought indemnification or contribution from the Company will affect the foregoing and the Fund Indemnitors shall have a right of contribution and/or be subrogated to the extent of such payment, advancement or reimbursement to all of the rights of recovery of an Indemnitee against each member of the Company Group.

f) Each member of the Company Group also agrees that, without the prior written consent of Siris, it will not settle, compromise or consent to the entry of any judgment in any pending or threatened Claim to which an Indemnitee is an actual or potential party and in respect of which indemnification could be sought hereunder, unless (i) such settlement, compromise or consent requires only the payment of money for which the Company Group is solely responsible and (ii) such settlement, compromise or consent includes an unconditional release of such Indemnitee from all liability arising out of such Claim.

6.	Disclaimer and Limitation of Liability; Opportunities; Disclosures.

g) Disclaimer. Siris does not make any representation or warranty, express or implied, in respect of the Services or any other services contemplated hereunder.

h) Freedom to Pursue Opportunities. In recognition that the Indemnitees may have, and may in the future have or may consider acquiring, investments in entities with respect to which certain Indemnitees may serve as a manager, partner, advisor, director or in some other capacity, and in recognition that the Indemnitees have myriad duties to various investors and direct and indirect partners or members, and in anticipation that the Company Group, on the one hand, and certain Indemnitees or one or more of their respective Affiliates, associated investment funds or portfolio companies, on the other hand, may engage in the same or similar activities or lines of business and have an interest in the same areas of corporate opportunities, and in recognition of the benefits to be derived by the Company Group hereunder and in recognition of the difficulties that may confront any advisor that desires and endeavors fully to satisfy such advisor’s duties in determining the full scope of such duties in any particular situation, the provisions of this Section 6(b) are set forth to regulate, define and guide the conduct of certain affairs of the Company Group as they may involve the Indemnitees. Except as Siris (as to itself and the other Indemnitees) may otherwise agree in writing:

i. Each of the Indemnitees shall have the right: (A) to directly or indirectly engage in any business (including, without limitation, any business activities or lines of business that are the same as, similar to or otherwise competitive with those that have been, are being or may be pursued by the Company Group), (B) to directly or indirectly do business with any actual or potential client, customer or supplier of the Company Group, (C) to take any other action that it believes in good faith is necessary or appropriate to fulfill any obligations as described in the first sentence of this Section 6(b), and (D) not to present potential transactions, matters or business opportunities to the Company Group, and to pursue, directly or indirectly, any such opportunity for itself, and to direct any such opportunity to another Person.

ii. The Indemnitees shall have no duty (contractual or otherwise existing at law or in equity) to communicate or present any corporate opportunities to the Company Group or to refrain from any actions specified in Section 6(b)(i), and each member of the Company Group, on its own behalf and on behalf of its Affiliates, hereby renounces and waives any right to require the Indemnitees to act in a manner inconsistent with the provisions of this Section 6(b).

iii. In no event will any of the Indemnitees be liable to any member of the Company Group or any of its Affiliates, directly or indirectly, for any breach of any duty (contractual or otherwise existing at law or in equity) by reason of any activities or omissions of the types referred to in this Section 6(b) or any such Person’s participation therein.

i) Limitation of Liability. In no event will any of the Indemnitees be liable to any member of the Company Group or any of its Affiliates, directly or indirectly, for any indirect, punitive, special, incidental or consequential damages, including, without limitation, lost profits or savings, whether or not such damages are foreseeable, or for any third party Claims (whether based in contract, tort or otherwise), relating to the Services to be provided hereunder.

j) Disclosures. Any advice, opinions or workproduct provided by Siris may not be disclosed or referred to publicly or to any third party (other than the Company Group’s legal, tax, financial or other advisors), except as required by law or with prior written consent of Siris. Any such advice, opinions or workproduct has been prepared for the Company Group and not for any other party. Accordingly, to the extent any other party (including the Company Group’s legal, tax, financial or other advisors) has been furnished with such advice, opinions or workproduct, such other party may not rely on such information for any reason whatsoever, and the Company agrees to so advise such other party.

7. Assignment. Except as provided below, none of the parties hereto shall have the right to assign this Agreement without the prior written consent of the other parties. Notwithstanding the foregoing, (a) Siris may assign all or part of its rights and obligations hereunder to any of its Affiliates who agree in writing to be bound by the terms of this Agreement and, in the event it so assigns all of such rights and obligations, Siris shall be released of all of its obligations hereunder, and (b) the provisions hereof for the benefit of the Indemnitees shall continue to inure to the benefit of such Indemnitees and their respective heirs, successors and assigns.

8. Amendments and Waivers. No amendment or waiver of any term, provision or condition of this Agreement shall be effective unless in writing and executed by Siris, Investments and the Company; provided, that Siris may waive or defer any portion of any payment to which it is entitled pursuant to this Agreement and, unless otherwise directed by Siris, such waived portion shall revert to the Company. No waiver or deferral on any one occasion shall extend to or effect or be construed as a waiver or deferral of any right or remedy on any future occasion. No course of dealing of any Person nor any delay or omission in exercising any right or remedy shall constitute an amendment of this Agreement or a waiver of any right or remedy of any party hereto.

9. Governing Law; Jurisdiction.

k) Governing Law. THIS AGREEMENT AND ANY RELATED DISPUTE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

l) Consent to Jurisdiction. ANY ACTION OR PROCEEDING AGAINST THE PARTIES RELATING IN ANY WAY TO THIS AGREEMENT SHALL BE BROUGHT EXCLUSIVELY IN THE COURTS OF THE STATE OF NEW YORK OR (TO THE EXTENT SUBJECT MATTER JURISDICTION EXISTS THEREFOR) THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK, AND THE PARTIES IRREVOCABLY SUBMIT TO THE JURISDICTION OF SUCH COURTS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING. ANY ACTION OR PROCEEDING TO ENFORCE A JUDGMENT ISSUED BY ONE OF THE FOREGOING COURTS MAY BE ENFORCED IN ANY JURISDICTION.

m) Waiver of Jury Trial. TO THE EXTENT PERMISSIBLE BY APPLICABLE LAW, EACH PARTY TO THIS AGREEMENT WAIVES, AND COVENANTS THAT SUCH PARTY WILL NOT ASSERT (WHETHER AS PLAINTIFF, DEFENDANT OR OTHERWISE), ANY RIGHT TO TRIAL BY JURY IN ANY FORUM IN RESPECT OF ANY ISSUE, ACTION OR PROCEEDING ARISING OUT OF THIS AGREEMENT OR THE SUBJECT MATTER HEREOF OR IN ANY WAY CONNECTED WITH THE DEALINGS OF ANY AFFILIATE OF THE COMPANY IN CONNECTION WITH ANY OF THE ABOVE, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING AND WHETHER IN CONTRACT, TORT OR OTHERWISE. Any party to this Agreement may file an original counterpart or a copy of this Section 9(c) with any court as written evidence of the consent of the parties to the waiver of their rights to trial by jury.

n) Reliance. Each of the parties hereto acknowledges that it has been informed by the other parties that the provisions of Section 6 constitute a material inducement upon which such party is relying and will rely in entering into this Agreement and the transactions contemplated hereby.

10. Entire Agreement. This Agreement contains the entire understanding of the parties with respect to the subject matter hereof and supersedes any prior communication or agreement, written or verbal, with respect thereto.

11. Notice. All notices, demands and communications required or permitted under this Agreement shall be in writing and shall be effective if served upon such other party and such other party’s copied Persons as specified below to the address set forth for it below (or to such other address as such party shall have specified by notice to the other party) if (i) delivered personally, (ii) sent and received by electronic mail or (iii) sent by certified or registered mail or by Federal Express, DHL, UPS or any other comparably reputable overnight courier service, postage prepaid, to the appropriate address as follows:

If to the Company:

Mavenir, Inc.

1700 International Parkway, Suite 200

Richardson, TX 75081 USA

Attention: General Counsel

Email: legalnotices@mavenir.com

with a copy (which shall not constitute notice) to:

Sidley Austin LLP

1999 Avenue of the Stars, 17th Floor

Los Angeles, CA 90067

Attention: Dan Clivner and Vijay Sekhon

E-mail: dclivner@sidley.com and vsekhon@sidley.com

If to Siris or Investments:

Siris Capital Group, LLC

601 Lexington Avenue, 59th Floor

New York, NY 10022

Attention: General Counsel

Email: legalnotices@siris.com

with a copy (which shall not constitute notice) to:

Sidley Austin LLP

1999 Avenue of the Stars, 17th Floor

Los Angeles, CA 90067

Attention: Dan Clivner and Vijay Sekhon

E-mail: dclivner@sidley.com and vsekhon@sidley.com

Unless otherwise specified herein, such notices or other communications shall be deemed effective, (a) on the date received, if sent by electronic mail during normal business hours or personally delivered, (b) one business day after being received if sent by electronic mail other than during normal business hours, (c) one business day after being sent for overnight delivery by Federal Express, DHL, UPS or other comparably reputable overnight delivery service and (d) five business days after being sent by registered or certified mail. Each of the parties hereto shall be entitled to specify a different address by giving notice as aforesaid to another party hereto.

12. Severability. If in any proceedings a court of competent jurisdiction shall refuse to enforce any provision of this Agreement, then such unenforceable provision shall be deemed eliminated from this Agreement for the purpose of such proceedings to the extent necessary to permit the remaining provisions to be enforced. To the full extent, however, that the provisions of any applicable law may be waived, they are hereby waived to the end that this Agreement be deemed to be a valid and binding agreement enforceable in accordance with its terms. In the event that any provision hereof shall be found to be invalid, illegal or incapable of being enforced, such provision shall be construed by limiting it so as to be valid and enforceable to the maximum extent consistent with and possible under applicable law, and the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable law in an acceptable manner to the end that the matters contemplated hereby are fulfilled to the extent possible.

13. Counterparts. This Agreement may be executed in any number of counterparts and by each of the parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed to be an original and all of which together shall constitute one and the same instrument. Any counterpart delivered by electronic mail in portable document format (pdf) form, or by facsimile or any other electronic means intended to preserve the original graphic and pictorial appearance of a document, or by any combination of such means, shall constitute effective execution and delivery thereof.

14. Payments. Each payment made by or on behalf of a member of the Company Group pursuant to this Agreement shall be paid by wire transfer of immediately available federal funds to such account or accounts specified by Siris prior to such payment.

15. Third Party Beneficiaries. This Agreement shall inure to the benefit of and be binding upon the parties hereto. The parties hereby agree that their respective representations, warranties and covenants set forth herein are solely for the benefit of the other parties hereto and their respective successors and permitted assigns, in accordance with and subject to the terms of this Agreement, and this Agreement is not intended to, and does not, confer upon any Person other than the parties hereto and their respective successors and permitted assigns any rights or remedies hereunder; provided, however, that the Indemnitees shall be third party beneficiaries of Sections 5(b), 5(c), 5(d), 5(e), 5(f), 6(b) and 6(c).

16. Certain Definitions. The following capitalized terms are defined as follows for purposes of this Agreement:

“Affiliate” means, with respect to any Person, any other Person that directly, or indirectly through one or more intermediaries, controls, is controlled by or is under common control with, such specified Person; with “control” meaning the possession, directly or indirectly, of the power to direct or cause the direction of management, affairs or policies of a Person, whether though the ownership of voting securities or partnership or other ownership interests, by contract or otherwise; provided, that no member of the Company Group will be deemed to be Affiliates of Siris for purposes of this Agreement.

“Person” means an individual, corporation, partnership, limited liability company, association, trust or other entity or organization, including any governmental authority.

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IN WITNESS WHEREOF, each of the parties has caused this Agreement to be executed on its behalf as of the date first written above by its officer or representative thereunto duly authorized.

SIRIS CAPITAL GROUP, LLC

By:
Name:
Title:

On its own behalf and on behalf of each

other member of the Company Group:

SIERRA PRIVATE INVESTMENTS L.P.

By:
Name:
Title:

MAVENIR, INC.

By:
Name:
Title:

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